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EXHIBIT 4(d)

                            SECOND RESTATEMENT OF THE
                            SKY FINANCIAL GROUP, INC.
                   AMENDED AND RESTATED 1998 STOCK OPTION PLAN
                                  FOR DIRECTORS


     1. PURPOSE. The purpose of this Second Restatement of the Sky Financial Group, Inc. Amended and Restated 1998 Stock Option Plan for Directors ("Plan") is to increase the proprietary interest of the Directors in the success of Sky Financial Group, Inc. (the "Company") and to enhance the Company's ability to retain and attract experienced and knowledgeable directors.

     2. DEFINITION OF SELECTED TERMS. In addition to the definitions of certain words and phrases that are provided in various sections of this Plan, the following terms when used herein shall have the meanings set forth below.

          (a) "AFFILIATE(S)" shall mean those corporations a majority of the outstanding voting capital stock of which is directly or indirectly owned by the Company.

          (b) "BOARD OF DIRECTORS" shall mean the Board of Directors of the Company.

          (c) "FAIR MARKET VALUE PER SHARE" on a particular date shall mean (i) if the Stock is quoted or reported on the National Association of Securities Dealers Automated Quotation ("NASDAQ") System or the NASDAQ National Market System, the closing bid price for such day of the Stock (or if the relevant date does not fall on a day on which the Stock is trading on NASDAQ, or the NASDAQ National Market System, the date on which Fair Market Value per Share shall be established shall be the last day on which the Stock was so traded prior to the relevant date), or (ii) if clause (i) is inapplicable, a value determined in good faith by the Committee by any fair and reasonable means prescribed by the Committee.

          (d) "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended.

          (e) "DIRECTOR(S)" shall mean the directors of the Company and its Affiliates.

          (f) "OPTION" shall mean an option granted to a Director under this Plan.

          (g) "OPTIONEE" means any Director to whom an Option has been granted or any other person who becomes a holder of an Option under the provisions of this Plan.

     3. ADMINISTRATION. This Plan shall be administered by a committee of not less than two (2) disinterested members of the Board of Directors, appointed by at least a majority of the Board of Directors (the "Committee"). The Committee shall, subject to the provisions of the Plan, have the sole authority to grant Options under the Plan and, consistent with the Plan, to determine the provisions of the Options to be granted; to interpret the Plan and the Options granted under the Plan; to correct any defect, supply any omission and reconcile any inconsistency in the Plan; to determine whether, to what extent and under what circumstances shares of Stock payable with respect to an award shall be deferred either automatically or at the election of the holder thereof or of the Committee; to amend the Plan to reflect changes in applicable law; to adopt, amend and rescind rules and regulations for the administration of the Plan; and generally to administer the Plan and to make all determinations in connection therewith which may be necessary or advisable and all such actions of the Committee shall be binding upon all Optionees. Committee decisions and selections shall be made by a majority of its members present at the meeting at which a quorum is present, and shall be final. Any decision or selection reduced to writing and signed by all of the members of the Committee shall be as fully effective as if it had been made at a meeting duly held. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted thereunder. To the extent required for transactions under the Plan to qualify for the exemptions available under Rule 16b-3 (or any successor rule thereto) promulgated under the Securities Exchange Act of 1934 (the "1934 Act"), all actions relating to Options granted to persons subject to Section 16 of the 1934 Act shall be taken by the Board of Directors unless each person who serves on the Committee is a "non-employee director" within the meaning of Rule 16b-3 or such actions are taken by a subcommittee of the Committee (or the Board of Directors) comprised solely of "non-employee directors."
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Notwithstanding anything to the contrary contained herein, (a) until the Board of Directors shall appoint the members of the Committee, the Plan shall be administered by the Board of Directors, and (b) the Board of Directors may, in its sole discretion, at any time and from time to time, grant Options or resolve to administer the Plan. In either of the foregoing events, the Board of Directors of the Company shall have all of the authority and responsibility granted to the Committee herein.

     4. STOCK SUBJECT TO THIS PLAN. The Stock to be issued under this Plan shall be shares of common stock of the Company ("Stock"). The total number of shares of Stock that may be issued under this Plan pursuant to Options granted hereunder shall be two percent (2%) of the total issued and outstanding shares of Stock the Company on the effective time of its merger with Mid Am, Inc. (subject to adjustment in accordance with Section 10 hereof) which may consist in whole or in part of unissued or treasury shares. If, after the Effective Date of the Plan, any Option is forfeited or otherwise terminates or is cancelled without the delivery of shares of Stock or shares of Stock owned by an Optionee are tendered to pay the exercise price of Options granted under the Plan, then the shares of Stock covered by such Option or to which such Option relates shall again become available for transfer pursuant to Options granted or to be granted under this Plan.

     5. ELIGIBILITY. Each Director of the Company and its Affiliates is eligible to participate in this Plan. The Directors who shall receive Options under the Plan shall be selected from time to time by the Committee in its sole discretion, from among those eligible.

     6. GRANT AND EXERCISE OF OPTION.

          (a) OPTION GRANTS. On an annual basis during the term of this Plan, the Committee shall, in its sole discretion, from among those eligible, select the Directors who shall receive Options and determine the number of Options to be granted to each such Director. It is anticipated that grants of Options hereunder will be made on an annual basis; provided however, in no event will any grants be made until December, 1998 at the earliest.

          (b) SCHEDULE UNDER WHICH OPTIONS BECOME FULLY EXERCISABLE. The Committee shall determine from time to time when Options granted under this Plan become exercisable, but in no event shall an Option be exercisable more than ten
(10) years after the date it is granted.

          (c) OPTION PRICE. The Option price for each share of Stock purchasable under an Option shall be the Fair Market Value per Share on the date of grant of such Option.

          (d) OPTION AGREEMENT. Each Option granted under this Plan shall be evidenced by a stock option agreement ("Stock Option Agreement") that is duly executed on behalf of the Company and by the Director to whom the Option is granted. Each Stock Option Agreement shall be subject to the terms and conditions of this Plan and in such form, not inconsistent with this Plan, as the Board of Directors or the Committee shall from time to time approve.

          (e) PAYMENT. Each Option may be exercised by the Optionee giving written notice to the Company specifying the number of shares to be purchased and accompanied by payment in full. Unless the applicable Stock Option Agreement provides otherwise, an Option may be exercised from time to time as to all or any part of the shares of Stock as to which such Option is then exercisable (but in any event, only for whole shares). Such payment shall be made: (i) in cash; or (ii) unless the applicable Stock Option Agreement provides otherwise, by delivery of shares of Stock or attestation of the fact of ownership thereof (which, if acquired pursuant to exercise of an Option or under an award made under any compensatory plan of the Company or its Affiliates, were acquired at least six months prior to the Option exercise date) and having a fair market value (determined as of the exercise date) equal to the Option exercise price; or (c) at the discretion of the Committee and to the extent permitted by law, by cashless exercise through a broker or by such other method as the Committee may from time to time prescribe.

          (f) EXPIRATION OF OPTIONS. Prior to the expiration of ten (10) years from the date the Option was granted, unless otherwise determined by the Committee, the unexercised portion of each Option shall automatically and without notice expire and become null and void at the time of the earliest to occur of the following:

             (i) the expiration of ninety (90) days after the Optionee ceases to be a Director, other than by reason of permanent disability, death, or for cause;

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             (ii) the expiration of one year following the death or permanent disability of the Optionee; or

             (iii) the termination of the Optionee's service as a Director, if such termination is for cause (the Committee or the Board of Directors shall have the right to determine what constitutes cause, and such determination shall be conclusive and binding for all purposes).

          (g) OPTIONS ARE NONQUALIFIED. Each Option granted hereunder to a Director shall be a nonqualified stock option which does not qualify as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code. Options or portions of options granted to employee Directors hereunder may, in the discretion of the Committee, be designated as "incentive stock options" within the meaning of Code Section 422. In addition to the terms and conditions contained in paragraph 6 hereof, options designated as incentive stock options shall also be subject to the condition that the aggregate fair market value (determined at the time the options are granted) of the Company's Common Stock with respect to which incentive stock options are excercisable for the first time by an individual employee during any calendar year (under this Plan and all other similar plans of the Company and its subsidiaries) shall not exceed the maximum limit (currently $100,000), if any, imposed from time to time under Section 422 of the Code. To the extent that the aggregate fair market value exceeds such maximum limit, or such options do not otherwise comply with Code Section 422, such options shall be treated as nonqualified stock options.

     7. TRANSFERABILITY RESTRICTIONS. Unless otherwise determined by the Committee, no option shall be transferable other than pursuant to the last will and testament of the Optionee or by the laws of descent and distribution. During the lifetime of an Optionee, the Option shall be exercisable only by the Optionee personally or by the Optionee's legal representative unless otherwise determined by the Committee.

     8. NO RIGHT TO CONTINUE AS DIRECTOR. Neither this Plan nor the granting of an Option, nor any other action taken pursuant to this Plan shall constitute or be evidence of any agreement or understanding, express or implied, that the Board of Directors will nominate any Director for re-election, or that the Company or any Affiliate will retain a Director for any period of time, or at any particular rate of compensation.

     9. RIGHTS AS A SHAREHOLDER. An Optionee or a transferee of an Option pursuant to Section 7 shall have no rights as a shareholder of the Company with respect to any Stock that is the subject of either an unexercised or exercised Option until the Optionee or such transferee shall have become the holder of record of such Stock, and no adjustments shall be made for dividends in cash or other property or other distributions or rights in respect of such Stock for which the record date is prior to the date on which the Optionee or such transferee shall have in fact become the holder of record of the Stock acquired pursuant to the Option.

     10. CHANGES IN CAPITAL. If the outstanding Stock of the Company subject to the Plan shall at any time be changed or exchanged by declaration of a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation or other corporate reorganization, the number and kind of shares of Stock subject to this Plan and the Option prices, and the number of shares of Stock available for awards under this Plan, shall be proportionately and equitably adjusted.

     11. USE OF PROCEEDS. The cash proceeds, if any, received by the Company from the issuance of shares pursuant to Options under this Plan shall be used for general corporate purposes and shall constitute general funds of the Company.

     12. EFFECTIVE DATE AND TERM OF THIS PLAN.

     (a) This Plan shall become effective on the later of (i) the date on which it is approved by the stockholders of the Company in the manner required by Rule 16b-3, under the 1934 Act, or (ii) the effective date of the merger of Mid Am, Inc. into the Company (the "Effective Date").

     (b) Unless previously terminated in accordance with Section 13 of this Plan, this Plan shall terminate at the close of business on May 11, 2008, after which no Options shall be granted under this Plan. Such termination shall not affect any Options granted prior to such termination.

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     13. AMENDMENTS. The Board of Directors may suspend or discontinue the Plan and the Committee may amend the Plan from time to time in any respect whatsoever, but no amendment shall be made which, without the approval of the holder of an Option theretofore granted, would materially impair any rights or materially increase any obligations under any award made under the Plan; provided, however, that any action of the Board of Directors or the Committee that alters or affects the tax treatment of any Option granted shall not be considered to materially impair any rights of an Optionee; and provided further, that if the Committee after consulting with management of the Company determines that application of an accounting standard in compliance with any statement issued by the Financial Accounting Standards Board concerning the treatment of stock options would have a significant adverse effect on the Company's financial statements because of the fact that Options granted before the issuance of such statement are then outstanding, then the Committee in its absolute discretion may cancel and revoke all outstanding options to which such adverse effect is attributed and the holders of such Options shall have no further rights in respect thereof; and, provided further, that the Board or the Committee shall have full discretion to amend the Plan to the extent necessary to permit the Company to utilize the pooling-of-interests accounting method (and any outstanding plan agreement shall be deemed to be so amended to the same extent) without obtaining the consent of any grantee (or, after the grantee's death the person having the right to exercise the affected award), without regard to whether such amendment at firstly affects grantee's rights under such agreement. Such cancellation and revocation shall be effective upon written notice by the Committee to the holders of such Options.

     Subject to the first paragraph of this Section 13, the Committee may amend any Stock Option Agreement, including without limitation, an amendment which would accelerate the time or times at which the award may be exercised, or waive or amend any goals, restrictions or conditions set forth in any Stock Option Agreement.

     14. LIMITATION ON ISSUE OR TRANSFER OF SHARES. Notwithstanding any provisions of this Plan or the terms of any Option, the Company shall not be required to issue any shares of Stock or transfer on its books and records any shares of Stock if such issue or transfer would, in the judgment of the Committee or of counsel for the Company, constitute a violation of any state or federal law, or of the rules or regulations of any governmental regulatory body, or any securities exchange or automated dealer quotation system. An Optionee desiring to exercise an Option may be required by the Company, as a condition of the effectiveness of any exercise of an Option, to agree in writing that all securities to be acquired pursuant to such exercise shall be held for his or her account without a view to any further distribution thereof, that the certificates for such shares shall bear an appropriate legend to that effect, and that such shares will not be transferred or disposed of except in compliance with applicable federal and state securities laws.

     15. CHANGE IN CONTROL. Notwithstanding any other provision of the Plan, upon the occurrence of a Change in Control (as defined below), each holder of an unexpired Option under the Plan shall have the right to exercise such Option in whole or in part without regard to the date that such Option would be first exercisable and such right shall continue with respect to any Director whose status as a Director terminates following a Change in Control, for a period ending on the earlier of the date of expiration of such Option or the date which is ninety (90) days after such termination of status.

     For purposes of the Plan, a "Change in Control" shall be deemed to have occurred if at any time following the effective time of the merger of Mid Am, Inc. into the Company:

          (a) Individuals who constitute the Board of Directors immediately after the effective time of the merger of Mid Am, Inc. and the Company (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board of Directors, provided that any person becoming a director subsequent thereto whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board of Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board of Directors shall be deemed to be an Incumbent Director;

          (b) Any "person" (as such term is defined in Section 3(a)(9) of the 1934 Act and as used in Sections 13(d)(3) and 14(d)(2) of the 1934 Act) is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding securities eligible to vote for the election of the Board of Directors (the "Company Voting

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Securities"); provided, however, that the event described in this Section 15(b)
shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (i) by the Company or any subsidiary, (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary or (iii) by any underwriter temporarily holding securities pursuant to an offering of such securities;

     (c) The consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company's stockholders, whether for such transaction or the issuance of securities in the transaction (a "Business Combination"), unless immediately following such Business Combination:
(i) more than sixty percent (60%) of the total voting power of (x) the company resulting from such Business Combination (the "Surviving Company"), or (y) if applicable, the ultimate parent company that directly or indirectly has beneficial ownership of one hundred percent (100%) of the voting securities eligible to elect directors of the Surviving Company (the "Parent Company"), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination; (ii) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Company or the Parent Company), is or becomes the beneficial owner, directly or indirectly, of twenty-five percent (25%) or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Company (or, if there is no Parent Company, the Surviving Company); and (iii) at least fifty percent (50%) of the members of the board of directors of the Parent Company (or, if there is no Parent Company, the Surviving Company) following the consummation of the Business Combination were Incumbent Directors at the time of the Board of Directors' approval of the execution of the initial agreement providing for such Business Combination; or

     (d) The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or a sale of all or substantially all of the Company's assets or deposits.

     Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than twenty-five percent (25%) of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, however, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

     16. NO SEGREGATION OF CASH OR SHARES. The Company shall not be required to segregate any shares of Stock that may at any time be represented by Options, and the Plan shall constitute an "unfunded" plan of the Company. No Director shall have rights with respect to shares of Stock prior to the delivery of such shares. The Company shall not, by any provisions of the Plan, be deemed to be a trustee of any Stock or any other property and the liabilities of the Company to any Director pursuant to the Plan shall be those of a debtor pursuant to such contract obligations as are created by or pursuant to the Plan, and the rights of Director employee, former Director or beneficiary under the Plan shall be limited to those of a general creditor of the Company.

     17. DELIVERY OF SHARES OF STOCK. No shares of stock shall be delivered pursuant to any exercise of an Option under the Plan unless the requirements of such laws and regulations as may be deemed by the Committee to be applicable thereto are satisfied. All certificates for shares of Stock delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Stock is then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

     18. GOVERNING LAW. This Plan and all determinations made and actions taken pursuant thereto shall be governed by the laws of the State of Ohio and construed in accordance therewith.

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     19. SEVERABILITY. If any provision of the Plan, or any term or condition of any Option granted thereunder, is invalid, such provision, term, condition or application shall to that extent be void (or, in the discretion of the Board of Directors, such provision, term or condition may be amended so as to avoid such invalidity or failure), and shall not affect other provisions, terms or conditions or applications thereof, and to this extent such provisions, terms and conditions are severable.

     20. COMPLIANCE WITH SECTION 16(B). The Plan is intended to comply with all applicable conditions of Rule 16b-3 (and any successor rule thereto) under the 1934 Act. All transactions involving Directors are subject to such conditions, regardless of whether the conditions are expressly set forth in the Plan or the applicable Stock Option Agreement. Any provision of the Plan that is contrary to a condition of Rule 16b-3 shall not apply to Directors.

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